As filed with the Securities and Exchange Commission on January 17, 2014

Registration Statement No. 333-180889

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-180889

METROCORP BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Texas

(State or other jurisdiction or incorporation or organization)

76-0579161

(I.R.S. Employer Identification No.)

c/o East West Bancorp, Inc.

135 N. Los Robles Avenue, 7th Floor

Pasadena, California 91101

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

East West Bancorp, Inc.

c/o Douglas P. Krause, Esq.

Executive Vice President and General Counsel

135 N. Los Robles Avenue, 7th Floor

Pasadena, California 91101

(626) 768-6000

(Name, address and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not Applicable.

If only the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller-reporting company. See the definition of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statement on Form S-3 (the “Registration Statement”) of MetroCorp Bancshares, Inc. (the “Registrant”):

•                  File No. 333-180889, pertaining to the registration of an indeterminate principal amount and number of each of the identified securities (senior or subordinated debt securities (in one or more series), preferred stock, depositary shares, common stock, warrants representing rights to purchase these securities and units comprised of two or more of these securities in any combination), up to a proposed maximum aggregate offering price of $75,000,000, for the purpose of offering the securities from time to time in unspecified numbers at unspecified prices.

On September 18, 2013, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with East West Bancorp, Inc., a Delaware corporation (“East West”).  Pursuant to the Merger Agreement, among other transactions, on January 17, 2014, the Registrant merged with and into East West (the “Merger”), with East West continuing as the surviving corporation and as the successor in interest to the Registrant following the Merger.

In connection with the consummation of the Merger, the offering pursuant to the Registration Statement has been terminated.  In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Registrant hereby removes from registration the securities of the Registrant registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pasadena, State of California, on the 17th day of January 2014.

East West Bancorp, Inc., as successor to MetroCorp Bancshares, Inc.

By	/s/ Douglas P. Krause
Name:	Douglas P. Krause, Esq.
Title:	Executive Vice President and General Counsel

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.